Exhibit 4.2

Longtop Financial Technologies Limited

Matter:	727980		FEI/SEI:	CTCY / TLHCY	Issued to:
Type of Shares:	Ordinary
Certificate No.			Date of Record:
No. of shares			Transfer to cert#
Amount Paid			No. of shares
Par Value	US	$0.0100	Transfer Date

Incorporated in the Cayman Islands

Longtop Financial Technologies Limited

This is to certify that

of

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value

	Ordinary	US$ 0.0100

Date of Record	Certificate Number	% Paid

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

Given under the Common Seal of the Company

Director	Director	/ Secretary